Exhibit 99.2

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS: 916-403-2755 866-508-4969 InvestorRelations@pacificethanol.net	MEDIA CONTACT: Paul Koehler, Pacific Ethanol, Inc. 503-235-8241 paulk@pacificethanol.net

ETHANOL PRODUCTION SUBSIDIARIES
TO EMERGE FROM BANKRUPTCY

•	Plan of reorganization is confirmed
•	Pacific Ethanol obtains option to purchase equity interest in production facility subsidiaries
•	Pacific Ethanol to eliminate approximately $290 million of liabilities from its balance sheet

Sacramento, CA, June 9, 2010 – Pacific Ethanol, Inc. (the “Company”) (NASDAQ CM: PEIX), the leading West Coast marketer and producer of low carbon renewable fuels, announced the confirmation of its plan of reorganization (“Confirmed Plan”) for its wholly-owned subsidiary, Pacific Ethanol Holding Co. LLC (“PEH”), together with PEH’s four wholly-owned ethanol production facility subsidiaries (“Plant Subsidiaries”). The Confirmed Plan, which was unanimously approved by the secured lenders, is expected to be effective by the end of June 2010.

Upon the effective date, the ownership of PEH and the Plant Subsidiaries will be transferred to a newly formed holding company (“New PEH”). As part of the Confirmed Plan, the Company has an option to purchase up to 25% of the total ownership interests in New PEH for up to $30 million in cash, which is exercisable within 90 days from the effective date.

The Confirmed Plan will result in the elimination of approximately $290 million of the Company’s debt and other liabilities. New PEH will have term debt of $50 million with a working capital line of credit of up to $15 million, which may be increased to up to $35 million, under the terms of the credit facility.

The Company and its subsidiaries, other than PEH and the Plant Subsidiaries, have not filed for protection under the U.S. Bankruptcy Code. As a result, their ownership structure, particularly as it relates to ownership of the Company by its common and preferred stockholders, will not change under the terms of the Confirmed Plan.

Under the terms of the Confirmed Plan, the Company will continue to staff, manage and operate the Plant Subsidiaries for a negotiated fee and profit-sharing arrangement. In addition, the Company, through its other subsidiaries not in bankruptcy, will continue marketing ethanol for third parties as well as the ethanol and related feed products produced by the Plant Subsidiaries.

Neil Koehler, the Company’s CEO and President said, “Achieving a confirmed plan of reorganization is a significant milestone in our restructuring efforts. New liquidity and low debt levels provided by the plan support our efforts to optimize operations at the two facilities currently running, and as market conditions permit, resume operations at the two idled facilities. Holding an option to purchase an equity interest in the facilities at a significant discount to replacement costs is a valuable opportunity for Pacific Ethanol. With the federal Renewable Fuel Standard requiring increasing levels of ethanol to be blended into gasoline and the implementation of California’s Low Carbon Fuel Standard beginning in 2011, we are optimistic about the future of the ethanol industry and the success of our company.”

Details of the Confirmed Plan will be reported on Form 8-K, to be filed with the Securities and Exchange Commission.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of Pacific Ethanol to continue as the leading producer and marketer of low carbon renewable fuels in the Western United States; sustained improvement in market conditions for producing ethanol; the ability of the two idled Plant Subsidiaries to resume operations; the ability of Pacific Ethanol to reschedule, restructure or otherwise satisfy its indebtedness; the ability of Pacific Ethanol to raise sufficient debt or equity financing, or both, to fund the exercise of its option to purchase an equity interest in New PEH and for working capital purposes; the accounting effects of the Confirmed Plan; the price of ethanol relative to the price of corn and other production inputs; the price of ethanol relative to the price of gasoline and the factors contained in the “Risk Factors” section of Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2010.

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